UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2011

Smith & Wesson Holding Corporation
 (Exact name of registrant as specified in its charter)

Nevada	001-31552	87-0543688
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Roosevelt Avenue Springfield, Massachusetts	01104
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 331-0852

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 3, 2011, we issued an aggregate of $10,057,000 of our new 9.5% Senior Notes due 2016 (the “New Notes”) to Lazard Asset Management LLC (as the holder of contractual and investment authority for Lazard Rathmore Master Fund, HFR CA Laz Rathmore Master Trust, IAM 19 MINI Fund Ltd, DBX Convertible Arbitrage, MAP 99 Segregated Portfolio, Highmark Limited, and Navina / Lazard Global Convertible Bd Fd (collectively, “Lazard”)) and to the Intrepid Income Fund and the Intrepid Capital Fund (together, “Intrepid”) in exchange for an aggregate of $10,057,000 of our 4% Senior Convertible Notes due 2026 (“Convertible Notes”), pursuant to the terms and conditions of the exchange agreements with each of Lazard and Intrepid (the “Exchange Agreements”), each dated as of March 3, 2011 (the “Exchange”). The New Notes were issued without registration in reliance of the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

Following the Exchange, we have outstanding $30,000,000 of Convertible Notes. Holders of outstanding Convertible Notes will have the right to require us to repurchase all or a part of their notes on December 15, 2011 at a redemption price of 100% of the principal amount of the notes plus accrued and unpaid interest, including contingent interest. We plan to satisfy any such repurchase requests from corporate funds, borrowings under our credit agreement, or otherwise.

Following the Exchange, we have issued an aggregate of $50,000,000 of notes pursuant to the Indenture, consisting of the New Notes and all notes previously issued pursuant to the Indenture (collectively, the “Notes”), and have reached the limit under which we are entitled to exchange or issue additional notes pursuant to the Indenture.

The New Notes were issued pursuant to the terms and conditions of an indenture (the “Indenture”), dated as of January 14, 2011, between us and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”). The New Notes pay interest on June 15 and December 15 of each year, beginning on June 15, 2011, at an annual rate of 9.5% of the unpaid principal amount. If an event of default occurs, the Trustee under the Indenture or holders of no less than 25% in principal amount of the outstanding Notes may accelerate the payment on the principal amount and any accrued and unpaid interest. Events of default include, among other events, a default in payment on the Notes, and our breach of the covenants described below.

At any time prior to January 14, 2014, we may, at our option (a) upon not less than 30 nor more than 60 days’ prior notice, redeem all or a portion of the Notes at a redemption price of 100% of the principal amount of the Notes, plus an applicable premium, plus accrued and unpaid interest as of the redemption date, or (b) redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more equity offerings at a redemption price of 104.75% of the principal amount of the Notes, plus accrued and unpaid interest as of the redemption date; provided that in the case of clause (b) above, at least 65% of the aggregate original principal amount of the Notes remains outstanding, and the redemption occurs within 60 days after the closing of the equity offering. On and after January 14, 2014, we may, at our option, upon not less than 30 nor more than 60 days’ prior notice, redeem all or a portion of the Notes at the redemption price of (1) 104.75% of the principal amount of the Notes to be redeemed, if redeemed during the 12-month period beginning on January 14, 2014; or (2) 100% of the principal amount of the Notes to be redeemed, if redeemed during the 12-month period beginning on January 14, 2015, plus, in either case, accrued and unpaid interest on the Notes as of the applicable redemption date. Subject to certain restrictions and conditions, we may be required to make an offer to repurchase the Notes from the holders of the Notes in connection with a change of control or disposition of assets. If not redeemed by us or repaid pursuant to the holders’ right to require repurchase, the Notes mature on January 14, 2016.

The New Notes are general unsecured obligations of our company. A summary of the terms, provisions, covenants, and agreements contained in the Indenture is provided in our Report on Form 8-K filed with the Securities and Exchange Commission on January 18, 2011.

The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants, and agreements contained in the Exchange Agreements, and is subject to and qualified in its entirety by reference to the full text of such documents, which are filed herewith as Exhibits 10.88 and 10.89 and are hereby incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided in Item 1.01 of this Report on Form 8-K is hereby incorporated by reference into this Item 2.03 with respect to the terms and sale of the Notes.

Item 9.01. Financial Statements and Exhibits.

(a)  Financial Statements of Business Acquired.

Not applicable.

(b)  Pro Forma Financial Information.

Not applicable.

(c)  Shell Company Transactions.

Not applicable.

(d)  Exhibits.

Exhibit
Number	Exhibits
10.88	Exchange Agreement, dated as of March 3, 2011, by and among Smith & Wesson Holding Corporation and Lazard Asset Management LLC
10.89	Exchange Agreement, dated as of March 3, 2011, by and among Smith & Wesson Holding Corporation and the investors named therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITH & WESSON HOLDING CORPORATION

Date: March 3, 2011	By:	/s/ Jeffrey D. Buchanan

Jeffrey D. Buchanan Executive Vice President, Chief Financial Officer, and Treasurer

EXHIBIT INDEX

10.88	Exchange Agreement, dated as of March 3, 2011, by and among Smith & Wesson Holding Corporation and Lazard Asset Management LLC

10.89	Exchange Agreement, dated as of March 3, 2011, by and among Smith & Wesson Holding Corporation and the investors named therein